Exhibit 99.1

ACADIA Pharmaceuticals Reports

First Quarter 2018 Financial Results

-Strong Performance for NUPLAZID® in First Quarter 2018

-First Quarter Net Sales Grew to $48.9 Million, Representing a 12% Sequential Increase Over 4Q17 and 220% Increase Over 1Q17

-ACADIA Reiterates 2018 Net Sales Guidance of $255 Million to $270 Million

SAN DIEGO, CA, May 4, 2018 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company focused on the development and commercialization of innovative medicines to address unmet medical needs in central nervous system (CNS) disorders, today announced its financial results for the first quarter ended March 31, 2018.

“NUPLAZID delivered strong performance in the first quarter of 2018. Sequential volume growth of 13.5% drove sequential revenue growth of 12% as health care providers and patients continue to experience the benefits of NUPLAZID in treating the symptoms of Parkinson’s disease psychosis,” said Steve Davis, ACADIA’s President and Chief Executive Officer. “Our R&D organization also continued to advance our late-stage clinical programs in four major CNS indications and we look forward to providing top-line results from our Phase 2 study of pimavanserin in major depressive disorder in the second half of 2018. We remain confident in the tremendous opportunities ahead for NUPLAZID, which is early in its growth phase.”

Recent Highlights

•	Announced poster presentations at the 2018 American Academy of Neurology (AAN) Annual Meeting of clinical experience data from two independent studies of NUPLAZID (pimavanserin), including a retrospective chart review conducted by researchers at Vanderbilt University Medical Center and a survey of real-life experiences conducted by researchers from the Parkinson’s Disease and Movement Disorder Center at Henry Ford Hospital.

•	Reported results of a survey conducted with the Parkinson and Movement Disorder Alliance revealing the serious impact of non-movement symptoms like hallucinations and delusions on quality of life of patients with Parkinson’s disease and their caregivers.

•	Advanced broad clinical development programs with ongoing studies in dementia-related psychosis, schizophrenia inadequate response, schizophrenia negative symptoms and major depressive disorder with plans to announce top-line results of a Phase 2 study of pimavanserin in major depressive disorder in the second half of 2018.

•	Appointed Elena Ridloff, CFA, as Senior Vice President, Investor Relations.

Financial Results

Revenue

Net sales of NUPLAZID were $48.9 million for the first quarter of 2018, an increase of 220% as compared to $15.3 million reported for the first quarter of 2017.

Research and Development

Research and development expenses for the first quarter of 2018 were $39.3 million, compared to $35.4 million for the same period of 2017. This increase was primarily due to additional personnel and related costs, including an additional $2.4 million in non-cash stock-based compensation, associated with the company’s expanded research and development organization during 2018 as compared to 2017. The company also incurred increased costs related to the clinical studies associated with the development of pimavanserin.

Selling, General and Administrative

Selling, general and administrative expenses for the first quarter of 2018 were $60.9 million, compared to $65.7 million for the same period of 2017. This decrease was primarily due to a decrease in external selling, general and administrative expenses, partially offset by an increase in non-cash stock-based compensation expense and the costs of expanding our specialty sales force in the second quarter of 2017.

Net Loss

For the first quarter of 2018, ACADIA reported a net loss of $54.3 million, or $0.44 per common share, compared to a net loss of $87.8 million, or $0.72 per common share, for the same period in 2017. The net loss for the first quarter of 2018 and 2017 included $20.4 million and $15.6 million, respectively, of non-cash stock-based compensation expense.

Cash and Investments

At March 31, 2018, ACADIA’s cash, cash equivalents and investment securities totaled $298.1 million, compared to $341.3 million at December 31, 2017.

Financial Guidance

ACADIA reiterates its 2018 NUPLAZID net sales guidance to be between $255 million and $270 million.

For the second quarter of 2018, ACADIA expects NUPLAZID net sales to be between $57 million and $61 million.

ACADIA reiterates its expectation to end 2018 with more than $200 million of cash, cash equivalents and investment securities on its balance sheet.

Conference Call and Webcast Information

ACADIA management will review its first quarter financial results and operations via conference call and webcast today at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 844-821-1109 for participants in the U.S. or Canada and 830-865-2550 for international callers (reference passcode 3685527). A telephone replay of the conference call may be accessed through May 18, 2018 by dialing 855-859-2056 for callers in the U.S. or Canada and 404-537-3406 for international callers (reference passcode 3685527). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there through May 18, 2018.

About NUPLAZID® (pimavanserin)

NUPLAZID is the first and only FDA-approved treatment for hallucinations and delusions associated with PD Psychosis. NUPLAZID is a non-dopaminergic, selective serotonin inverse agonist preferentially targeting 5-HT2A receptors that are thought to play an important role in PD Psychosis. NUPLAZID is an oral medicine taken once a day with a recommended dose of 34 mg (two 17-mg tablets). ACADIA discovered this new chemical entity and holds worldwide rights to develop and commercialize NUPLAZID.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company focused on the development and commercialization of innovative medicines to address unmet medical needs in central nervous system disorders. ACADIA maintains a website at www.acadia-pharm.com to which we regularly post copies of our press releases as well as additional information and through which interested parties can subscribe to receive e-mail alerts.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to guidance for second quarter and full-year 2018 NUPLAZID net sales; potential opportunity for and future growth of NUPLAZID; the timing of ongoing clinical studies; and the timing of reporting of results from our study in major depressive disorder. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the uncertainty of future commercial sales and related items that would impact net sales during 2018, the risks and uncertainties inherent in drug discovery, development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2017 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues
Product sales, net	$48,868	$15,286

Total revenues	48,868	15,286
Operating expenses
Cost of product sales	2,153	2,263
License fees and royalties	1,332	675
Research and development	39,276	35,409
Selling, general and administrative	60,926	65,660

Total operating expenses	103,687	104,007

Loss from operations	(54,819)	(88,721)
Interest income, net	1,170	963

Loss before income taxes	(53,649)	(87,758)
Income tax expense	647	85

Net loss	$(54,296)	$(87,843)

Net loss per common share, basic and diluted	$(0.44)	$(0.72)

Weighted average common shares outstanding, basic and diluted	124,727	121,651

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Cash, cash equivalents and investment securities	$298,063	$341,342
Accounts receivable, net	22,445	17,343
Interest and other receivables	903	1,087
Inventory	5,583	5,248
Prepaid expenses	13,020	8,457

Total current assets	340,014	373,477
Property and equipment, net	2,709	2,662
Intangible assets, net	5,169	5,538
Restricted cash	2,825	2,475
Other assets	323	354

Total assets	$351,040	$384,506

Liabilities and stockholders’ equity
Accounts payable	$2,996	$8,786
Accrued liabilities	43,093	40,244

Total current liabilities	46,089	49,030
Long-term liabilities	782	191

Total liabilities	46,871	49,221

Total stockholders’ equity	304,169	335,285

Total liabilities and stockholders’ equity	$351,040	$384,506

Important Safety Information and Indication for NUPLAZID (pimavanserin) tablets

WARNING: INCREASED MORTALITY IN ELDERLY PATIENTS WITH DEMENTIA-RELATED PSYCHOSIS

Elderly patients with dementia-related psychosis treated with antipsychotic drugs are at an increased risk of death. NUPLAZID is not approved for the treatment of patients with dementia-related psychosis unrelated to the hallucinations and delusions associated with Parkinson’s disease psychosis.

NUPLAZID is an atypical antipsychotic indicated for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis.

Contraindication: NUPLAZID is contraindicated in patients with a history of a hypersensitivity reaction to pimavanserin or any of its components. Rash, urticaria, and reactions consistent with angioedema (e.g., tongue swelling, circumoral edema, throat tightness, and dyspnea) have been reported.

QT Interval Prolongation: NUPLAZID prolongs the QT interval. The use of NUPLAZID should be avoided in patients with known QT prolongation or in combination with other drugs known to prolong QT interval including Class 1A antiarrhythmics or Class 3 antiarrhythmics, certain antipsychotic medications, and certain antibiotics. NUPLAZID should also be avoided in patients with a history of cardiac arrhythmias, as well as other circumstances that may increase the risk of the occurrence of torsade de pointes and/or sudden death, including symptomatic bradycardia, hypokalemia or hypomagnesemia, and presence of congenital prolongation of the QT interval.

Adverse Reactions: The most common adverse reactions (≥2% for NUPLAZID and greater than placebo) were peripheral edema (7% vs 2%), nausea (7% vs 4%), confusional state (6% vs 3%), hallucination (5% vs 3%), constipation (4% vs 3%), and gait disturbance (2% vs <1%).

Drug Interactions: Strong CYP3A4 inhibitors (eg, ketoconazole) increase NUPLAZID concentrations. Reduce the NUPLAZID dose by one-half. Strong CYP3A4 inducers may reduce NUPLAZID exposure, monitor for reduced efficacy. Increase in NUPLAZID dosage may be needed.

Pregnancy: Use of NUPLAZID in pregnant women has not been evaluated and should therefore be used in pregnancy only if the potential benefit justifies the potential risk to the mother and fetus.

Pediatric Use: Safety and efficacy have not been established in pediatric patients.

Dosage and Administration: Recommended dose: 34 mg per day, taken orally as two 17-mg tablets once daily, without titration.

For additional Important Safety Information, including boxed warning, please see the full Prescribing Information for NUPLAZID at https://www.nuplazid.com/pdf/NUPLAZID_Prescribing_Information.pdf.

Investor Contact:

ACADIA Pharmaceuticals Inc.

Elena Ridloff, CFA

Or

Lisa Barthelemy

(858) 558-2871

ir@acadia-pharm.com

Media Contact:

Taft Communications

Bob Laverty

(609) 558-5570

bob@taftcommunications.com